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                            SCHEDULE 14A INFORMATION

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


                          TENET IS A CALIFORNIA COMPANY


-    Tenet is the 15th largest company in California, based on revenues*

-    Tenet is the 3rd largest employer based in California.**

-    More than 1/3 of Tenet's hospitals are in California.

-    Approximately 1/3 of Tenet's annual revenues are generated in California.

- Approximately 1/3 of the annual admissions to Tenet hospitals nationwide are to Tenet's California hospitals.

-    Tenet employs 32,910 Californians, paying them $1.35 billion per year.

- Tenet expects to pay approximately $24 million in state income taxes and $20 million in property taxes in California in 2000.

- Tenet was founded in California in 1969 and has maintained its headquarters here ever since.


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     WHY WOULD DR. PEARCE WANT TO MOVE TENET'S HEADQUARTERS TO TENNESSEE, WHERE
     TENET OWNS 3 HOSPITALS THAT CONTRIBUTE LESS THAN 4% OF REVENUES?
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*Los Angeles Times, "The Sales 100," www.latimes.com
** Los Angeles Times, "Employer 100," www.latimes.com


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                               JEFFREY C. BARBAKOW

During his tenure as Chairman and Chief Executive Officer of Tenet Healthcare Corporation, Jeffrey C. Barbakow has fostered Tenet's growth from 35 acute care hospitals generating approximately $2.5 billion to 111 hospitals and related facilities with annual revenues of $11.4 billion in fiscal 2000.

Mr. Barbakow took the helm of Tenet when the company - then known as National Medical Enterprises - faced significant litigation and a federal investigation into one of its subsidiaries. Under his leadership, the company divested the troubled subsidiary and other noncore businesses, resolved the investigation and related litigation, and implemented model ethics and compliance programs.

Mr. Barbakow then turned his focus to developing the company's core business: owning and operating acute care hospitals. In March 1995, Tenet completed the acquisition of American Medical Holdings, Inc., one of the company's major competitors. In January 1997, Tenet completed the acquisition of another major competitor, OrNda HealthCorp. The company has also completed numerous partnerships with and acquisitions of not-for-profit hospitals, including eight hospitals in Philadelphia from Allegheny Health, Education and Research Foundation in November 1998.

Mr. Barbakow began his career in 1969 as an investment banker with Merrill Lynch. During his 20-year tenure with the company, he focused on the health care, media and entertainment industries. In addition to providing financial advisory services for his clients, he managed debt and equity financing, mergers and acquisitions, special strategic assignments and leveraged buyouts.

While at Merrill Lynch, Mr. Barbakow served as chairman of ML Film Partners and president of both ML Media and ML Opportunity Partners. At the time of his departure in 1988, Mr. Barbakow was Managing Director of the Los Angeles office of Merrill Lynch Capital Markets.

From October 1988 to November 1990, Mr. Barbakow served as Chairman, Chief Executive Officer and President of Metro-Goldwyn-Mayer/United Artists Communications Co. (MGM/UA). Under his leadership, the company re-asserted itself as a major force in the worldwide entertainment industry. The company's share price more than tripled as the value of MGM/UA's film and video library appreciated and the company reduced its debt and borrowing costs and increased its cash flow. He remained as co-chairman until April 1991 following the sale of the company.

Mr. Barbakow then returned briefly to investment banking from September 1991 to June 1993 as managing director of Donaldson, Lufkin & Jenrette Securities Corporation before joining Tenet.

Mr. Barbakow holds a bachelor's of science degree in industrial design from San Jose State University and a master's of business administration from the University of Southern California. He also attended the University of Pennsylvania where he undertook advanced studies in economics.

He is a member of the CEO Board of Advisors of the USC School of Business Administration, the Board of Trustees of The Anderson School at UCLA, the UCLA Foundation, and the Chancellor's Council at the University of California at Santa Barbara. Additionally, he is a member of The Conference Board Inc. and the Board of Trustees of The Thacher School in Ojai, Calif.

                              LAWRENCE BIONDI, S.J.

The Rev. Lawrence Biondi, S.J., President of Saint Louis University since 1987, has helped transform the university's medical school into one of the top academic medical institutions in the country. This year, Saint Louis University Hospital was named among the nation's top medical centers in 12 key specialty areas in U.S. NEWS & WORLD REPORT magazine's 2000 edition of "America's Best Hospitals."

During his tenure at the university, Fr. Biondi has turned a regional institution into an internationally recognized university with a significant emphasis on research and community service. Under his leadership, the university's endowment has grown from less than $120 million in 1987 to more than $950 million, and the number of endowed chairs has risen from nine to 35. Of the 234 Catholic universities in the United States, Saint Louis University is one of only three designated a Research institution by the Carnegie Foundation.

In 1998, Fr. Biondi, a Jesuit priest, linguist and educator, was named to the Board of Commissioners of the Joint Commission on Accreditation of Healthcare Organizations, the nation's oldest and largest standards-setting and accrediting organization in health care.

Prior to his tenure at Saint Louis University, the nation's oldest university west of the Mississippi, Fr. Biondi was dean of the College of Arts and Science at Loyola University in Chicago.

Fr. Biondi holds six academic degrees. He has a bachelor's degree in classical languages from Loyola University of Chicago, from which he also received a licentiate in philosophy and a master's in divinity. He earned a licentiate in sacred theology from the Jesuit School in Chicago and a master's in linguistics and a Ph.D. in sociolinguistics from Georgetown University. He has also studied French, Italian, Polish, Russian and Spanish at various colleges in the United States, Canada, Europe and Mexico. He has a certificate from Harvard University's Institute for Educational Management.

Fr. Biondi is the author of four books: THE ITALIAN-AMERICAN CHILD: HIS SOCIOLINGUISTIC ACCULTURATION; POLAND'S CHURCH-STATE RELATIONS; SPAIN'S CHURCH-STATE RELATIONS and POLAND'S SOLIDARITY MOVEMENT. He is a former consultant on ethnicity for the city of Chicago and is a member of four honorary societies and 10 professional societies in such areas as linguistics and governance in higher education.

He joined Tenet's Board of Directors in August 1998.

                               BERNICE B. BRATTER

Bernice B. Bratter is a long-time advocate for the improvement of physical and mental health care for seniors and a leader in efforts to improve the lives of women and girls in Southern California.

Since Oct. 1, 1996, Ms. Bratter has served as President of the not-for-profit Los Angeles Women's Foundation, a catalyst for social change that increases resources, creates solutions and expands opportunities for women and girls. The foundation is the only public foundation in Southern California that directs all of its funding, technical assistance and advocacy to programs that improve the lives of women and girls.

Ms. Bratter served as Executive Director of the Center for Healthy Aging, a nonprofit health care organization in Santa Monica, Calif., from 1980 to 1995. A licensed marriage and family therapist, Ms. Bratter directed the center's Peer Counseling Program from 1977 to 1980.

Under Ms. Bratter's leadership, the center became known as a national model for disease prevention and health promotion services for middle-aged and older adults. Programs developed by the organization have been replicated around the world and its accomplishments have been featured in such television shows as 60 MINUTES, as well as in major national publications, including THE WALL STREET JOURNAL. For this advocacy work, she received the YWCA Woman of the Year Award and a commendation from the Los Angeles County Board of Supervisors.

In 1981, she was a gubernatorial appointee to the White House Conference on Aging as an observer. In 1991, Ms. Bratter was presented with an Honorary Doctor of Law degree from Pepperdine University, and in 1995 she received the Center for Healthy Aging's Community Leader Award, along with other county, state and federal commendations.

She has been a director of Tenet since 1990.

                               SANFORD CLOUD, JR.

Sanford Cloud, Jr., a lawyer, business executive, former state senator and leader in the nation's dialogue on race, brings a wealth of experience and perspective to Tenet's board.

Mr. Cloud is the first African-American President and Chief Executive of the National Conference for Community and Justice (NCCJ), which was known throughout most of its 70-year history as The National Conference of Christians and Jews. Founded in 1927, the NCCJ is a human relations organization dedicated to fighting bias, bigotry and racism in America and promoting understanding and respect among all people. Mr. Cloud also is a board member for various corporations and philanthropic organizations, as well as a lecturer, lawyer, former legislator and corporate executive.

As head of the NCCJ since 1994, Mr. Cloud has on several occasions convened leading thinkers with strongly opposing perspectives for nationally televised discussions known as THE NATIONAL CONVERSATION ON RACE, ETHNICITY AND CULTURE. Mr. Cloud also represented NCCJ as a member of former President Jimmy Carter's delegation overseeing the first Palestinian elections in Jerusalem. Mr. Cloud helped found National Voices for an Inclusive 21st Century, a collaboration of national human relations and civil rights organizations that work together to confront bias, bigotry and racism.

Before coming to the NCCJ, Mr. Cloud was a partner in the law firm of Robinson & Cole in Hartford, Conn. Prior to that, he worked for the Aetna Life and Casualty Co., now known as Aetna Inc., as Vice President, Corporate Public Involvement, and Executive Director of the Aetna Foundation.

As a former two-term Connecticut state senator, his accomplishments included primary sponsorship of legislation creating the state's first Department of Housing. He is currently a member of the boards of Advest Group Inc. and Yankee Energy Systems Inc. He is also Chairman of the Children's Fund of Connecticut.

Mr. Cloud has a bachelor's degree in liberal arts and a law degree from Howard University and a master's degree in religious studies from Hartford Seminary. His honorary degrees include an Honorary Doctorate of Humane Letters from the University of Connecticut for lifetime achievement and the betterment of humankind, and an Honorary Doctorate of Social Science from Providence College for promoting justice. In 1998, he received The Spirit of Anne Frank Outstanding Citizen Award from the Anne Frank Center USA for fighting anti-Semitism, racism, prejudice and bias-related violence. He has taught corporate and social responsibility as a Lecturer of Law at the University of Connecticut.

He was named to the Tenet board of Directors in May 1998.

                                MAURICE J. DEWALD

Maurice J. DeWald has broad experience in the areas of investment and finance. Mr. DeWald is Chairman and Chief Executive Officer of Verity Financial Group Inc., a private investment and development firm that he founded in 1992.

From 1986 until 1990, Mr. DeWald served as Managing Partner of the Los Angeles office of KPMG Peat Marwick LLP, one of the world's largest international and accounting and consulting firms. Elected to the Peat Marwick Board of Directors in 1985, he also served as Managing Partner of the firm's Orange County and Chicago offices. While in Peat Marwick's Silicon Valley office from 1965 to 1975, he founded the firm's High Technology Industry Group and specialized in assisting high technology clients in international, capital markets and merger and acquisition strategies.

Mr. DeWald also is a member of the Board of Directors of Dai Ichi Kangyo Bank of California, Monarch Funds and ARV Assisted Living, Inc. He serves on various foundation boards, including the Orange County Community Foundation Advisory Board.

Additionally, Mr. DeWald is a member of the University of Notre Dame School of Business Advisory Council. He served as a trustee of Saint John's Hospital and Health Center Foundation from 1988 to 1996 and as a trustee of Loyola Marymount University from 1988 to 1995. He is a past Chairman and Director of the United Way of Greater Los Angeles and a past member of the Board of Governors of the Los Angeles County Music Center.

Mr. DeWald has a bachelor's degree in business administration from the University of Notre Dame.

He has served as a member of the Tenet Board of Directors since 1991.

                              MICHAEL H. FOCHT, SR.

Michael H. Focht, Sr., has a wealth of experience in health care, including more than 20 years in executive management positions with Tenet and the Medfield Corporation, a hospital management company. Mr. Focht was a leading architect of Tenet's highly successful growth strategy, overseeing virtually every aspect of its hospital operations.

Mr. Focht retired as Tenet's President and Chief Operating Officer in May 1999. Prior to that, he was Senior Executive Vice President and Director of Operations. In that position he was responsible for overseeing the company's domestic and international hospital operations. He centralized various divisional operations in Santa Monica, Calif., providing increased management control and greater cost-efficiency.

During his tenure, he served in a number of executive management roles, including President and Chief Executive Officer of the company's General Hospital Group. Under his leadership, the group established strong relationships with physicians, provided advanced surgical procedures and equipment, developed new contractual agreements with managed care plans, and added innovative programs and services.

He subsequently held the position of President and CEO of the company's International Group, where he managed contracting operations in Asia, Europe and the Middle East.

Mr. Focht joined Tenet in 1978 with the acquisition of Medfield Corporation, where he was a Vice President. He subsequently served with the company's Hospital Group as a regional vice president of operations and as eastern regional senior vice president.

Mr. Focht is a member of the American Academy of Medical Administrators, the American Hospital Association, and the board of directors of the Federation of American Health Systems.

He joined the Tenet Board of Directors in May 1999.

                                 RAYMOND A. HAY

Raymond A. Hay, Chairman and Chief Executive Officer of Aberdeen Associates, a private investment firm, has an extensive record as a leader in the corporate business world.

Mr. Hay is the former Chairman of the Board, President and Chief Executive Officer of the LTV Corporation, an $8 billion company with interests in steel, aerospace/defense and energy products. He retired from LTV in 1993.

Prior to that, Mr. Hay was with Xerox Corporation, where he served as Executive Vice President, President of U.S. Operations and as a member of the Board of Directors. Additionally, he is a former director of Maxus Energy Corporation, Diamond Shamrock Corporation, AMF Corporation, Bloom Advertising Agency, MCorp, First City Bank Corporation and Lincoln National Bank.

Born in New York City, Mr. Hay graduated from Long Island University in 1950 with a bachelor of science degree in economics and later pursued an MBA program in graduate studies at St. John's University.

He has served as a member of the Tenet Board of Directors since 1985.

                                VAN B. HONEYCUTT

Van B. Honeycutt, Chairman, President and Chief Executive Officer of Computer Sciences Corporation (CSC), has extensive knowledge of both the health care and technology industries.

Mr. Honeycutt assumed the top executive positions at CSC in 1995. Headquartered in El Segundo, Calif., the company is a leading provider of management consulting and information (I/T) solutions and services to industries and governments worldwide. CSC, which has 58,000 employees in 700 offices worldwide, generated annual revenues of $9.4 billion in fiscal 2000.

Over the last several years, Mr. Honeycutt has pursued an aggressive strategy of acquisitions, mergers and alliances that has strongly positioned CSC in such key markets as financial services, insurance, chemicals and energy, and health care, among others. The company has done significant management consulting in the hospital industry. CSC has also recorded dramatic growth in its I/T outsourcing and international operations, and it continues to be the leading provider of I/T services to the U.S. government.

Mr. Honeycutt joined CSC in 1975 as a Regional Marketing Manager for the company's timesharing and value-added network. He later served in a variety of management and executive positions, becoming President and Chief Operating Officer in 1993.

A native of Virginia, Mr. Honeycutt earned a bachelor of science degree in business administration from Franklin University in Ohio and completed the Stanford University Executive Graduate Program in 1984.

He joined the Tenet Board of Directors in December 1999.

                                 LESTER B. KORN

Lester B. Korn has had a distinguished career both as a business leader and as an official representative of the United States.

Mr. Korn served as United States Ambassador to the United Nations Economic and Social Council from 1987 to 1988. During that time, he also served as Alternate Delegate to the 42nd and 43rd General Assemblies of the United Nations. In 1996, he served as a Presidential Delegate to Bosnia. He was awarded the Superior Honor Award by the State Department for his service to his country.

Currently, Mr. Korn is Chairman and Chief Executive Officer of Korn Tuttle Capital Group, a diversified holding company based in Los Angeles. He served as Chairman and Chief Executive Officer of Korn/Ferry International, an executive search firm which he founded, from 1969 until 1991, when he retired and became Chairman Emeritus.

From 1961 to 1966, Mr. Korn was a management consultant with Peat, Marwick, Mitchell & Co., Los Angeles, where from 1966 to 1969 he was a partner.

In addition to his business interests, Mr. Korn has been active in numerous civic and government organizations. He currently serves as Vice Chairman of the Music Center Operating Company in Los Angeles and was Chairman of the California State Commission on Citizen Participation in Government from 1979 to 1982. He was a member of the Commission of the Californias from 1979 to 1982; special advisor and delegate to the UNESCO Inter-Governmental Conference on Education, International Understanding, Cooperation and Peace in April 1983; and a member of the President's Commission on White House Fellowships from 1985 to 1987.

Mr. Korn is a member of the Council of American Ambassadors, a founding member of the American Business Conference and a member of the Board of Trustees of the University of California at Los Angeles. Additionally, he is a member of the Board of Overseers and Board of Visitors at UCLA's Anderson Graduate School of Management and the Board of Overseers of the Rand Center for Russian and Eurasian Studies.

He has been a member of Tenet's Board of Directors since 1993.

                               FLOYD D. LOOP, M.D.

Floyd D. Loop, M.D., Chief Executive Officer and Chairman of the Board of Governors of The Cleveland Clinic Foundation, is a noted thoracic and cardiovascular surgeon and a highly experienced health care administrator.

Dr. Loop has been in his present position with The Cleveland Clinic Foundation since 1990. Founded in 1921, the Foundation integrates clinical and hospital care with research and education in a private, nonprofit group practice. During Dr. Loop's tenure, the system of 10 local hospitals, six regional clinics and two hospitals in Florida has tripled its patient care volume and revenues.

Dr. Loop has practiced cardiothoracic surgery for 30 years and headed the department of Thoracic and Cardiovascular Surgery at the Cleveland Clinic from 1975 to 1989. He was recently appointed to the Medicare Payment Advisory Commission.

He is a member of numerous academic societies related to specialty medicine. He has chaired the Residency Review Committee for Thoracic Surgery.

Dr. Loop has served on the editorial boards of 15 medical journals. He is the author of more than 350 clinical research papers, including the landmark study of internal mammary artery grafting that appeared in the NEW ENGLAND JOURNAL OF MEDICINE in 1986.

He has served as President of the American Association for Thoracic Surgery and was invited to deliver the honored guest lecture before the European Association of Cardiothoracic Surgery. He is an honorary member of a dozen international medical organizations.

An active participant in community service organizations, Dr. Loop has headed the United Negro College Fund and has participated in the Greater Cleveland Hospital Association committees. His achievements have earned him numerous awards, including being listed repreatedly among the Best Doctors in America by U.S. NEWS & WORLD Report. The news magazine has also listed the Cleveland Clinic among its top 10 hospitals in each of the past nine years.

Dr. Loop earned his bachelor of science degree from Purdue University and his medical degree from George Washington University.

He joined Tenet's Board of Directors in January 1999.